EXHIBIT 99.1

Contact for Matritech
Kathleen O'Donnell
617-928-0820 x270

Matritech and Sysmex Corporation Agree to Terminate License and Supply Agreement for NMP 179 Technology

NEWTON, MA (September 28, 2007) –Matritech, Inc. (Amex: MZT) announced today that Sysmex Corporation and Matritech have mutually agreed to terminate their 2002 agreement under which Sysmex was granted an exclusive worldwide license for the use of Matritech’s NMP 179 cervical cancer technology for automated, non-slide-based laboratory instruments.  In conjunction with the termination, development of an automated process of screening cervical cell specimens by combining Matritech’s NMP179 technology with flow cytometry has been discontinued. All rights licensed in the agreement revert to Matritech as of today.

On August 28, 2007, Matritech and Inverness Medical Innovations, Inc. (Amex: IMA) announced that both companies entered into an asset purchase agreement pursuant to which Inverness will acquire substantially all of the assets of Matritech for aggregate consideration of $36 million, payable in shares of Inverness common stock. The Board of Directors of Matritech also has approved the dissolution of the corporation in accordance with Delaware law, subject to stockholder approval, after the closing of the asset sale.  The asset sale and dissolution are conditioned upon approval by Matritech's stockholders and the asset sale is further conditioned on the satisfaction of other customary closing conditions, and is expected to close in the fourth quarter of 2007.

About Matritech
Matritech, a leading marketer and developer of protein-based diagnostic products for the early detection of cancer, is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22®Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22® BladderChek® Test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to 14 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer.  More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the use, development or licensing of the Company’s technology.  These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties involved in technology development and licensing arrangements.  Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its technology will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.